Exhibit 4.29

[Stamp:]	[Stamp:]
BASKETBALL CLUB ABA	Joint venture
(Adonai Basket Academy)	FOOTBALL CLUB AKADEMIJA PANDEV AD
No. 02-01/23	No. 03-72/1
1 January 2023	3 March 2023
Strumica	Strumica

LEASE CONTRACT

of office premises and ancillary premises in the “Park-ABA” Sports Hall Strumica concluded on 1 January 2023

Between:

1.	Basketball club ABA (Adonai Basket Academy) Strumica with address at ul. Janko Cvetinov br. 17 Strumica, with TIN (EDB): 402700715340, represented by Sasho Masev with PIN (EMBG) 1807981460000 (hereinafter as: Lessor) as the first party to this Contract, and

2.	FC AKADEMIJA PANDEV AD - Strumica (hereinafter as: Lessee), as the second party to this Contract.

Article 1

The subject of this Contract is the leasing of two offices and one ancillary room (in the stands) within the “PARK-ABA” Sports Hall Strumica. Contract is concluded for the period from 1 January 2023 to 31 December 2023. It can be terminated by the Lessor in case of non-fulfilment of the obligations of the Contract by the Lessee, or by the parties to this Contract with а notice period of at least 30 days.

Article 2

The amount of the monthly rent for overhead costs from the use of the offices and ancillary rooms in the sports facility will amount to MKD 30,000 including VAT and it will be invoiced by the Lessor to the Lessee for at least two and at most three months in advance. The Lessee undertakes to pay it within 7 days from the date of issuing the invoice. If the Lessee does not pay the rent invoice within the stipulated period, he will not be allowed further use of the offices and ancillary premises that are the subject of this Contract.

Article 3

With this agreement, the lessee undertakes the following obligations:

-	Arrangement of office space

-	Regular settlement of monthly financial obligations for rent according to established deadlines

-	To bear and pay for any damage in the sports facility caused by the Lessee

Article 4

For everything that is not regulated in this Agreement, the parties will try to regulate it by mutual understanding and agreement. In the event of a dispute under this Agreement, the Basic Court in Strumica is competent for resolution.

Article 5

This contract is drawn up in 2 identical copies, one for each of the contracting parties.

Basketball Club ABA Strumica	FC AKAADEMIJA PANDEV AD
[signature]	[signature]
[Imprint of the official seal]	[Imprint of the official seal]